Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of First Eagle Completion Fund Trust of our report dated December 26, 2025, relating to the financial statements and financial highlights of First Eagle High Yield Municipal Completion Fund, which appears in First Eagle Completion Fund Trust’s Annual report on Form N-CSR for the period ended October 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

February 27, 2026